Exhibit 10.11

SECOND AMENDMENT TO EXCLUSIVE CHANNEL COLLABORATION AGREEMENT

This SECOND AMENDMENT TO EXCLUSIVE CHANNEL COLLABORATION AGREEMENT (the “Amendment”) is effective as of November 8, 2017 (the “Amendment Effective Date”) by and between INTREXON CORPORATION, a Virginia corporation with offices at 20374 Seneca Meadows Parkway, Germantown, MD 20876 (“Intrexon”), INTREXON ACTOBIOTICS NV, a naamloze vennootschap under Belgian law with registered offices at Technologiepark 4, 9052 Zwijnaarde (CBE no. 0882.251.820 (Ghent), Belgium (“Actobiotics”), and ORAGENICS, INC., a Florida corporation having its principal place of business at 4902 Eisenhower Boulevard, Suite 125, Tampa, FL 33634, U.S.A. (“Oragenics”). Intrexon and Actobiotics together on the one hand and Oragenics on the other hand may be referred to herein individually as a “Party”, and collectively as the “Parties.”

RECITALS

A. WHEREAS Intrexon, Actobiotics, and Oragenics are parties to that certain Exclusive Channel Collaboration Agreement, effective June 9, 2015, as amended by that certain Amendment to Exclusive Channel Collaboration Agreement, effective May 10, 2017 (the “Agreement”), pursuant to which Intrexon and Actobiotics collectively appointed Oragenics as their exclusive channel collaborator for developing and commercializing certain products in an exclusive field as defined by the Agreement;

B. WHEREAS Intrexon, Actobiotics, and Oragenics all now mutually desire to amend the Agreement;

D. NOW, THEREFORE, Intrexon, Actobiotics, and Oragenics agree to amend the terms of the Agreement as provided below, effective as of the Amendment Effective Date.

1.	GENERALLY

1.1 Capitalized terms present within this Amendment that are not proper names or titles, that are not conventionally capitalized, or that are not otherwise defined within this Amendment shall have the meaning set forth in the Agreement.

1.2 Intrexon and Oragenics, in conjunction with and contemporaneously with this Amendment, have entered into an Amendment to Stock Issuance Agreement of even date herewith (the “Stock Amendment”), which Stock Amendment amends the stock Issuance Agreement by and between Intrexon and Oragenics, effective June 9, 2015, as amended by that certain Amendment to Stock Issuance Agreement, effective May 10, 2017 (the “Stock Agreement”).

2.	AMENDMENTS TO THE AGREEMENT

2.1 Definitions.

(a) Section 1.6 of the Agreement “Approval Milestone Event”, Section 1.58 of the Agreement “Phase II Milestone Event”, Section 1.59 of the Agreement “Phase IIb/III Milestone Event”, and Section 1.60 of the Agreement “Prior Field” are hereby deleted in their entirety and each replaced with “Reserved”.

(b) Section 1.14 of the Agreement is hereby replaced in its entirety with the following new Section 1.14:

“Commercialization Milestone Event” means any one of the Regulatory Approval Milestone Event, the New Indication Milestone Event, and the New Product Milestone Event.

(c) Section 1.27 of the Agreement is hereby replaced in its entirety with the following new Section 1.27:

“Field” means, irrespective of whether such requires regulatory approval, the treatment of oral mucositis in humans through the administration of an effector via genetically modified bacteria. Notwithstanding the foregoing, the Field shall exclude the delivery of anti-cancer effectors for the purpose of treatment or prophylaxis of cancer.

(d) Section 1.50 of the Agreement is hereby replaced in its entirety with the following new Section 1.50:

“New Indication Milestone Event” means for a given Oragenics Product, the approval of a Supplemental FDA Application with the FDA (or an equivalent filing with another equivalent regulatory agency) which Supplemental FDA Application sought approval of an indication for use of an Oragenics Product other than the current regulatory-approved indication for the respective Oragenics Product. Notwithstanding the foregoing and in order to incentivize Oragenics to pursue new indications for the product AG013 in parallel with the existing indication (as such existing indication is described in Investigational Drug Application no. 13995) for product AG013, the New Indication Milestone Event will be deemed not to have occurred if the filed regulatory package under the prior sentence relies upon one or more human clinical trials for the specific new indication, which clinical trial(s) were conducted simultaneously and in parallel with human clinical trials underpinning the first-approved indication for AG013. For the avoidance of doubt and clarification purposes, any occurrence of the New Indication Milestone Event shall not also be deemed the occurrence of the New Product Milestone Event or vice versa.

(e) Section 1.51 of the Agreement is hereby replaced in its entirety with the following new Section 1.51:

“New Product Milestone Event” means for a given Oragenics Product, the approval of a FDA New Product Application for such Oragenics Product that is deemed (according to relevant FDA guidelines) to be a different drug product than the first Oragenics Product that was clinically pursued under the Program. For purposes of the New Product Milestone Event, the subject Oragenics Product shall be deemed to be a “different” Oragenics Product from the first Oragenics Product (and thus constitute an occurrence of the New Product Milestone Event) if regulatory approval of the subject Oragenics Product had to be obtained from the FDA under a different FDA New Product Application than the first Oragenics Product. For the avoidance of doubt and clarification purposes, any occurrence of the New Product Milestone Event shall not also be deemed the occurrence of the New Indication Milestone Event or vice versa.

(f) Section 1.68 of the Agreement is hereby replaced in its entirety with the following new Section 1.68:

“Regulatory Approval Milestone Event” means for a given Oragenics Product, the approval of a FDA New Product Application for such Oragenics Product by the FDA or equivalent regulatory action in a foreign jurisdiction.

(g) Section 1.74(a) of the Agreement “Sublicensing Revenue Rate” is hereby amended by deleting “Sublicensing Revenue Rate shall be fifty percent (50%)” and replacing it with “Sublicensing Revenue Rate shall be twenty five percent (25%)”.

2.2 Milestones. Section 5.2(a) of the Agreement is hereby replaced in its entirety with the following new Section 5.2(a) and all references in the Agreement to Sections 5.2(a)(i) through 5.2(a)(vi) shall refer to Sections 5.2(a)(i) through 5.2(a)(iii):

(a) Oragenics Commercialization Milestones. Upon the first instance of attainment of certain Commercialization Milestone Events by an Oragenics Product (whether such attainment is achieved by Oragenics or by a permitted sublicensee), Oragenics has agreed to pay Intrexon milestone payments as set forth in this Section 5.2. The milestone payments are each payable, at Oragenics’ election but subject to Sections 5.2(b) through 5.2(d), either in cash or in shares of Oragenics’ common stock (using Fair Market Value, as defined in the Equity Agreement, to calculate the number of shares to be issued to Intrexon in lieu of cash). The specific milestone payments due to Intrexon upon achievement of each of the Commercialization Milestone Events are set forth in Sections 5.2(a)(i) through 5.3(a)(iii) below.

(i) Oragenics shall pay Intrexon a milestone payment of twenty seven million five hundred thousand United States dollars ($27,500,000) within six (6) months of the first instance of the achievement of the Regulatory Approval Milestone Event, said payment being made, at Oragenics’ option but subject to Sections 5.2(b) through 5.2(d), either in cash or in shares of Oragenics’ common stock.

(ii) Oragenics shall pay Intrexon a one-time milestone payment of five million United States dollars ($5,000,000) within six (6) months of the first instance of the achievement of the New Indication Milestone Event, said payment being made, at Oragenics’ option but subject to Sections 5.2(b) through 5.2(d), either in cash or in shares of Oragenics’ common stock.

(iii) Oragenics shall pay Intrexon a one-time milestone payment of five million United States dollars ($5,000,000) within six (6) months of the first instance of the achievement of the New Product Milestone Event, said payment being made, at Oragenics’ option but subject to Sections 5.2(b) through 5.2(d), either in cash or in shares of Oragenics’ common stock.

Notwithstanding anything in this Agreement to the contrary, but subject to its obligation under Section 4.5(a), Oragenics shall have sole and exclusive control over clinical trials (including patient dosing) and regulatory filings (including the jurisdictions in which such filings are made) for the purpose of the Commercialization Milestones in Section 5.2(a)(i)-(iii) as applicable.

3.	MISCELLANEOUS

3.1 Full Force and Effect. This Amendment amends the terms of the Agreement and is deemed incorporated into the Agreement. The provisions of the Agreement as amended remain in full force and effect.

3.2 Entire Agreement. This Amendment, together with the Agreement, the Stock Agreement, and the Stock Amendment, constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and any and all prior agreements with respect to the subject matter hereof, either written or oral, expressed or implied, are superseded hereby, merged and canceled, and are null and void and of no effect.

3.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one instrument.

IN WITNESS WHEREOF, Intrexon, Actobiotics, and Oragenics have executed this Amendment by their respective duly authorized representatives as of the Amendment Effective Date.

INTREXON CORPORATION	ORAGENICS, INC.

By: /s/ Donald P. Lehr Name: Donald P. Lehr Title: Chief Legal Officer	By: /s/ Alan Joslyn Name: Alan Joslyn Title: Chief Executive Officer

INTREXON ACTOBIOTICS NV

By: /s/ Ricky Sterling Name: Ricky Sterling Title: Director

Signature Page to Second Amendment to Exclusive Channel Collaboration Agreement